EXHIBIT 99.1

PRESS RELEASE

Contact:
Investor Relations 512-236-3644

Schlotzsky’s Shareholders Support Board Recommendations

AUSTIN, TX (Mon., June 23, 2003) – At its annual shareholder meeting, the shareholders of Schlotzsky’s, Inc. (Nasdaq: BUNZ) voted down a shareholder proposal to pursue a sale of the company by a vote of 66.3% against the proposal, 32.4% in support of the proposal, and 1.3% expressly abstaining.  Excluding the votes cast by the proponent and its respective affiliates, only 5.7% of the total outstanding shares voted in favor of the proposal.

In addition, Schlotzsky’s shareholders approved the election of three new outside directors – Pike Powers, John Sharp and Sarah Weddington – and Floor Mouthaan, an outside director who was nominated for re-election.

Schlotzsky’s, Inc., founded in Austin, Texas, in 1971, is a franchisor and operator of restaurants in the fast casual sector.  Our current menu features upscale made-to-order hot sandwiches and pizzas served on our proprietary buns and crusts, wraps, chips, salads, soups, fresh baked cookies and other desserts, and beverages.  As of March 31, 2003, there were 619 Schlotzsky’s® Deli restaurants open and operating in 37 states, the District of Columbia and six foreign countries.  Visit www.schlotzskys.com or www.cooldeli.com for more information and e-coupons.